ACCOUNTING SERVICES AGREEMENT

                             SEARAY FINANCIAL FUNDS
                                       AND
                            MUTUAL FUNDS SERVICE CO.


     This Accounting Services Agreement (the "Agreement"), dated as of March 2, 2000, made by and between SEARAY FINANCIAL FUNDS (the "Trust"), a business trust operating as an open-end investment company, duly organized and existing under the laws of the Commonwealth of Massachusetts, on behalf of The Sturgeon Fund (the "Fund"), and MUTUAL FUNDS SERVICE CO. (the "Agent"), a corporation duly organized and existing under the laws of the State of Ohio.

                                WITNESSETH THAT:

     WHEREAS, the Trust desires to appoint the Agent as its Accounting Services Agent for the Fund to perform certain accounting and record keeping functions required of a duly registered investment company; to file certain financial reports; to maintain and preserve certain books, accounts, and records as the basis for such reports; and to perform certain daily functions in connection with such accounts and records;

     WHEREAS, the Agent is willing to perform such functions upon the terms and conditions herein set forth; and

     WHEREAS, pursuant to a separate Agreement, the Agent will perform the duties of administrator, transfer agent, and dividend disbursing agent for the Fund.

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

     Section 1. The Trust shall turn over to the Agent all of the Fund's accounts and records previously maintained by or for the Trust. The Agent shall be entitled to rely exclusively on the completeness and correctness of the accounts and records turned over to it by the Trust, and the Trust shall indemnify and hold the Agent harmless of and for any and all expenses, damages, claims, suits, liabilities, actions, demands, and losses whatsoever arising out of or in connection with any errors, omission, inaccuracy, or other deficiency of such accounts and records or in the failure of the Trust to provide any portion of such or to provide any information needed by the Agent knowledgeably to perform its functions hereunder.

     Section 2. The Agent shall examine and review the Fund's existing accounts, records, and other documents, and systems in order to determine or recommend how such accounts, records, and other documents, and systems shall be maintained.


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     Section 3. Upon receipt of necessary information and appropriate instructions from the Trust, the Agent shall maintain and keep current such books, accounts, records, journals, or other records of original entry, relating to the business of the Fund, and necessary or advisable for compliance with applicable regulations, including Rules 31(a)-1 and 31(a)-2, of the Investment Company Act of 1940, as amended, and as may be mutually agreed to between the Trust and the Agent including:

         (a)      Cash Receipts
         (b)      Cash Disbursements
         (c)      Dividend Record
         (d)      Purchase and Sales of Portfolio Securities
         (e)      Subscription and Redemption Journals
         (f)      Security Ledger
         (g)      Broker Ledger
         (h)      General Ledger
         (i)      Daily Expense Accruals
         (j)      Daily Interest Accruals
         (k)      Securities and Monies borrowed or loaned and collateral
                    therefor
         (l)      Trial Balances

     Unless appropriate information necessary to perform the above functions is furnished to the Agent in a timely manner, the Agent shall incur no liability to the Trust or any other person.

     It shall be the responsibility of the Trust to furnish the Agent with the declaration, record, and payment dates and amounts of any dividends or income and any other special actions required concerning each security owned by the Fund ("Securities").

     The Agent shall maintain all accounts and records above mentioned as required by regulation and as agreed upon between the Trust and the Agent.

     Section 4. Upon receipt by the Agent of written or oral instructions, the Agent shall make proper accounting entries in accordance therewith. The Trust shall direct that each broker-dealer, or other person through whom a transaction has occurred, shall send a confirmation thereof to the Agent. The Agent shall verify this confirmation against the written or oral instructions when received from the Trust and forward the confirmation to the Custodian. The Agent shall promptly notify the Trust of any discrepancy between the confirmation and the Trust's written instructions when received from the Trust but shall incur no responsibility or liability for such discrepancy. The Trust shall cause any necessary corrections to be made and shall advise the Agent and the Custodian accordingly.

     Section 5. The Agent shall calculate the Fund's net asset value in accordance with the Trust's currently effective prospectus, once daily.


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     The Agent shall prepare and maintain a daily valuation of Securities for which market quotations are available by the Agent's use of Bloomberg Financial Markets and ILX Quotation Services; all other Securities shall be valued in accordance with the Trust's written instructions, and the Agent shall have no responsibility or liability for the accuracy of the information supplied by the Trust or upon the written instructions.

     The Trust assumes all responsibility for valuations not ascertainable solely by mechanical procedures.

     Section 6. At the end of each month, the Agent shall obtain from the Custodian a monthly statement of cash and portfolio transactions, which shall be reconciled with the Agent's accounts and records maintained for the Fund. The Agent shall report any discrepancies to the Custodian and the Trust, and report any unreconciled items to the Trust.

     Section 7. The Agent shall supply daily and periodic reports to the Trust, as required by law or regulation, and as requested by the Trust and agreed upon by the Agent.

     Section 8. The Trust shall report and confirm to the Transfer Agent all Share purchases and redemptions of shares of the Fund ("Shares") of which it is aware. The Agent shall obtain from the Transfer Agent daily reports of Share purchases, redemptions, and total shares outstanding.

     The Agent shall reconcile outstanding Shares with the Transfer Agent periodically and certify at least monthly to the Trust the reconciled Share balance outstanding.

     Section 9. The accounts and records of the Fund maintained by the Agent shall be the property of the Trust, and shall be made available to the Trust, within a reasonable period of time, upon demand. The Agent shall assist the Trust's independent auditors, or upon approval of the Trust, or upon demand, any regulatory body, in any requested review of the Fund's accounts and records but shall be reimbursed for all expenses and employee time invested in any such review outside of routine and normal periodic review. Upon receipt from the Trust of the necessary information, the Agent shall supply the necessary data for the Trust's completion of any necessary tax returns, questionnaires, periodic reports to Shareholders of the Fund, and such other reports and information requests as the Trust and the Agent shall agree upon from time to time.

     Section 10. The Agent and the Trust may from time to time adopt uniform or standing procedures, and the Agent may conclusively assume that any procedure approved by the Trust, or directed by the Trust, does not conflict with or violate any requirements of its prospectus, Declaration of Trust, By-Laws, or any rule or regulation of any regulatory body or governmental agency.


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     Section 11. The Agent may rely upon the advice of the Trust and upon statements of the Trust's accountants and other persons believed by it in good faith to be expert in matters upon which they are consulted, and the Agent shall not be liable for any actions taken in good faith upon such statements.

     Section 12. The Agent shall not be liable for any action taken in good faith reliance upon any authorized oral instructions, any written instructions, any certified copy of any resolution of the Trustees of the Trust or any other document reasonably believed by the Agent to be genuine and to have been executed or signed by the proper person or persons. The Trust will send written instructions to verify oral instructions, and the Agent will compare the information against the oral instructions previously furnished. The Agent will inform the Trust immediately of any noted discrepancy or will request, if no written instruction is received in a reasonable time, that the Trust forward same to Agent.

     The Agent shall not be held to have notice of any change of authority of any officer, employee, or agent of the Trust until receipt of notification thereof by the Trust.

     In addition to indemnification expressly provided elsewhere in this Agreement, the Trust shall indemnify and hold harmless the Agent from all claims and liabilities (including reasonable expenses for legal counsel) incurred by or assessed against the Agent in connection with the performance of this Agreement, except such as may arise from the Agent's own negligent action, omission, or willful misconduct; provided, however, that before confessing any claim against it, the Agent shall give the Trust reasonable opportunity to defend against such claim in the name of the Trust, the Fund or the Agent or any of them.

     Section 13. The Trustees, shareholders, nominees, officers, employees and agents of the Trust shall not be personally bound by or liable hereunder, nor shall resort be had to their private property for the satisfaction of any obligation or claim hereunder, nor shall the execution and delivery of this Agreement by such officers be deemed to have been made by any of them individually. This Agreement shall bind Trust property only as provided in its Declaration of Trust, a copy of which is on file with the Secretary of the Commonwealth of Massachusetts.

     Section 14. The Trust agrees to pay the Agent compensation for its services and to reimburse it for expenses, as set forth in Schedule A attached hereto, or as shall be set forth in amendments to such Schedule approved by the Trust and the Agent.

     Section 15. Nothing contained in this Agreement is intended to or shall require the Agent, in any capacity hereunder, to perform any functions or duties on any holiday or other day of special observance on which the New York Stock Exchange is closed. Functions or duties normally scheduled to be performed on such days shall be performed on, and as of, the next business day on which the New York Stock Exchange is open.


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     Section 16. This Agreement shall have an initial term of one (1) year beginning on the date of this Agreement. After the initial term of one year, this Agreement may be terminated by either party upon 60 days' prior written notice.

     Section 17. Any notice or other communication required by or permitted to be given in connection with this Agreement shall be in writing, and shall be delivered in person or sent by first class mail, postage prepaid, to the respective parties as follows:

            If to the Trust:
            ----------------
            Searay Financial Funds
            321 S. Bromfield Road
            Dayton, OH  45429
            Attention:  President

            If to the Agent:
            ----------------
            Mutual Funds Service Co.
            Attention:  Thomas E. Line, President
            6000 Memorial Drive
            Box 7177
            Dublin, OH  43017

     Section 18. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

     Section 19. This Agreement shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the written consent of the Agent, or by the Agent without the written consent of the Trust, authorized or approved by a resolution of its Trustees.

     Section 20. This Agreement shall be governed by the laws of the State of Ohio.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers as of the day and year first above written.

                                            SEARAY FINANCIAL FUNDS


                                            By_________________________



                                            MUTUAL FUNDS SERVICE CO.


                                            By__________________________


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                            MUTUAL FUNDS SERVICE CO.

                               ACCOUNTING SERVICES

                   PORTFOLIO PRICING & GENERAL LEDGER SERVICES

DAILY

     o    Daily trial balance with a computation sheet of net asset value
     o    Daily performance sheet
     o    Daily cash available sheet
     o    Daily reconciliation of Fund shares
     o    Daily interest calculations
     o    Daily portfolio calculation with comparison to previous day
     o    Daily processing and settlement of all security trades

MONTHLY

     o    Balance Sheet and Income Statement
     o    Schedule of purchases and sales of securities
     o    Brokerage commission schedule for the month and year to date
     o    Security ledger

QUARTERLY

     o Testing for compliance with IRS diversification rules and all Sub M and excise tax requirements

SEMI-ANNUALLY

     o    Prepare answers to applicable items on Form NSAR

OTHER

     o Assist with the preparation of the unaudited reports that are required either quarterly or semi-annually

     o    Furnish reports for the independent auditor and assist with the audit

     o Calculation of available or required income or capital gain distributions to shareholders

     o    Provide requested material for Board meetings


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                                                                   Schedule A

                            MUTUAL FUNDS SERVICE CO.

                      FEE SCHEDULE FOR ACCOUNTING SERVICES

          BASIS POINT FEE (Annual Fee, Payable Monthly)

          5 Basis Points on first $100 million of assets
          3 Basis Points on next $150 million of assets
          1 Basis Point on assets over $250 million

          MINIMUM ANNUAL FEE - $20,000

          *For an additional class of shares there will be an additional fee of $10,000 annually.

          In addition, all out-of-pocket expenses shall be separately charged, shall include but not be limited to: printed forms, postage, overnight mail, pricing services, telephone expense and costs associated with providing fund information to outside services (NASDAQ, rating services, etc.)